UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ALEXANDRIA REAL ESTATE EQUITIES, INC.
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Commencing May 16, 2011, Alexandria Real Estate Equities, Inc. sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Annual Meeting of Stockholders

May 25, 2011

Supplemental Information regarding Proposal Three

(Advisory Vote on Executive Compensation)

By now you should have received the Alexandria Real Estate Equities, Inc. (“ARE”) Notice of 2011 Annual Meeting and Proxy Statement and 2010 Annual Report.  You may also view the Proxy Statement and Annual Report on our website (www.labspace.com/proxy) under “Notice of Annual Meeting and Proxy Statement” and “Annual Report,” respectively.  As noted in the Annual Report and as further detailed below, ARE made significant positive progress in 2010 and continued its solid performance since its initial public offering (“IPO”) in May 1997.  Our annual meeting of stockholders will be held on May 25, 2011.

At the 2011 annual meeting, stockholders will be asked to cast an advisory vote on ARE’s executive compensation (Proposal Three).  Two proxy advisory firms have issued recommendations with respect to this advisory vote.  Glass Lewis & Co. has recommended stockholders vote “for” Proposal Three, and Institutional Shareholder Services (“ISS”) has recommended a vote “against” Proposal Three.

ARE strongly disagrees with ISS’s flawed analysis.  For the reasons set forth below, ARE believes that each of the four concerns addressed by ISS is unwarranted.

The Board of Directors unanimously recommends that you vote “FOR” Proposal Three.

Summary

As explained more fully below, with respect to the four concerns identified by ISS, ARE believes:

•                  Our executive compensation decisions are made by a strong, seasoned and highly experienced Compensation Committee, using a methodical pay-for-performance approach, and ARE’s performance has been outstanding in both stockholder return and other important performance measures.

•                  Joel Marcus has been our CEO since our IPO in May 1997.  Mr. Marcus possesses specialized skills that place him in a unique position to lead ARE, the leader in the life sciences real estate industry.  Mr. Marcus’s leadership has been critical to our success since our IPO.  Our Compensation Committee set his 2010 compensation in order to reward this consistently strong performance and enhance retention.  Mr. Marcus’s 2010 compensation is fair, reasonable and in the best interests of ARE.

•                  Mr. Marcus’s compensation package is heavily weighted toward at-risk elements, which made up at least 75% of total compensation in 2010 and 2009.

•                  Tax gross-up provisions are present only in one named executive officer’s legacy contract.  Mr. Marcus’s restricted stock-related gross-up is subject to an annual cap, and the Compensation Committee plans to reevaluate it in the coming year.

1. Our Compensation Committee’s decisions reflect compensation that is strongly linked to performance and performance has been outstanding.  Specifically, Mr. Marcus’s 2010 compensation was closely based on performance.

ISS’s assertion that ARE has a pay-for-performance disconnect is incorrect.  The Compensation Committee strongly believes in pay-for-performance.  ISS itself recognizes in its report that, in 2010, 75% of the CEO’s total pay is “at risk” in the form of performance-based bonuses and restricted stock awards that align compensation with the interests of the Company’s stockholders.

The Compensation Committee is exceptionally strong, experienced and independent.  It is chaired by Richard Jennings, who has over 40 years of experience with REITs and who has been a director of ARE since 1998 (and lead director for the past four years).  Member Richard Klein, a director since 2003, is an expert in the real estate industry and REITs in particular, and is a former partner in the REIT Advisory Practice of Ernst & Young LLP.  Member Alan Walton, a director since 1998, has substantial and widely recognized knowledge and expertise in the life science industry as a former chief executive officer of a public biotechnology company and founder, chairman and general partner of a substantial venture capital firm focused on life science investments.

The Compensation Committee fundamentally disagrees with ISS’s one-suit-fits-all approach to executive compensation.  There is no one method of determining compensation that is right for all of the many thousands of public companies, each with its own history, character, performance and executives.  ISS’s approach does not take into account the unique and highly specialized life sciences real estate niche in which ARE is generally recognizted as the leader.  Given its unique operating environment, ARE believes that relying exclusively on fixed metrics is inappropriate.  Accordingly, the Compensation Committee evaluates both objective and subjective criteria when assessing performance.

For objective criteria, the Compensation Committee principally measures performance by total shareholder return (“TSR”), to further align the CEO’s interests with those of our shareholders.  Objectively, ARE has achieved excellent short-term total returns, as well as exceptional, sustained long-term total returns:

•                  From ARE’s IPO in May 1997, until December 31, 2010, assuming reinvestment of dividends, we have achieved TSR of 547%, which ranks 12th out of approximately 150 public REITs.  This also outperforms Wal-Mart (321%), Berkshire Hathaway (179%), Microsoft (120%), GE (29%), Coca-Cola (28%), the S&P 500 index (88%), the Russell 2000 index (145%) and the FTSE NAREIT Equity REITs index (230%) over the same period.

•                  ISS erroneously states that ARE’s TSR was below the peer median for both the one- and three-year periods.  ISS uses an irrelevant peer group and an alternate method of calculating TSR. ARE has a sustained history of growth and creating shareholder value, despite the Great Recession.  Assuming reinvestment of dividends, ARE has a one-year TSR of 16.5%, a three-year TSR of (20.1%) and a five-year TSR of 7.3%.  Additionally, ARE’s TSR since its May 1997

IPO is 547.1%.  All of these results are either near or exceed our peer group median.  Below is a table comparing our TSR over one, three, and five years, and since our IPO, with the TSR of several REITs against which we regularly compare ourselves.  Again, ARE’s TSR is either near or exceeds the peer group median:

Alexandria Real Estate Equities, Inc.

Total Shareholder Return (“TSR”) Comparison (1)

Company	1 Year TSR	3 Year TSR (2)	5 Year TSR	TSR since ARE’s May 1997 IPO
Boston Properties, Inc.	31.6%	4.1%	51.9%	631.0%
Brandywine Realty Trust	7.6%	(16.1)%	(40.4)%	58.6%
Digital Realty Trust, Inc.	6.1%	49.6%	171.6%	NP (3)
Douglas Emmett, Inc.	19.4%	(18.5)%	(9.3)%	NP (3)
Highwoods Properties, Inc.	1.0%	29.8%	47.3%	172.6%
Parkway Properties, Inc.	(14.3)%	(43.0)%	(41.2)%	62.0%
SL Green Realty Corp.	35.4%	(20.9)%	1.4%	474.9%
Vornado Realty Trust	30.0%	5.3%	18.6%	388.0%
Alexandria Real Estate Equities, Inc.	16.5%	(20.1)%	7.3%	547.1%

MEDIAN	16.5%	(16.1)%	7.3%	388.0%

(1) All TSR data represent total returns on common stock assuming reinvestment of all dividends.

(2) The three-year TSR includes most of the recent severe economic recession.  While ARE did not outperform the peer median over this timeframe, its share price did maintain a reasonable degree of stability.

(3)  Company was not yet public during the entire period of calculation.

•                  Additionally, ARE’s TSR for all of these timeframes was either near or exceeded the median total return of 21 REITs included in Citigroup’s list of office and specialty REITs included in its weekly REIT strategy report as of December 30, 2010.

•                  It is important to note that during the recession in 2008, ARE’s stock price remained much higher than most other REITs, many of which had stock prices that dipped into single digit figures.  Thus, coming from lower prices, these REITs had more potential to recreate a higher percentage of value through share price increases; directly comparing TSR’s for this period would unduly penalize ARE for maintaining a higher level of share price stability throughout the severe recession.

Additionally, in 2010:

•                  ARE’s share price on 12/31/10, was $73.26, up from $64.29 on 12/31/09, and from a low of $30.71 on 5/13/09;

•                  ARE increased its quarterly common stock dividend by 29% from $0.35 per share to $0.45 per share;

•                  ARE continued same-property net operating income growth, now for 50 consecutive quarters; and

•                  ARE continued GAAP rental rate increase on renewed/re-leased space, now for 12 consecutive years.

For subjective criteria, each year the Compensation Committee evaluates specific performance goals, including the following, which do not lend themselves to reduction to a set formula.  They are:

•                  Balance Sheet Strength and Income Growth — solid and flexible balance sheet with steady growth in both up and down markets;

•                  Innovation — created a compelling suite of highly attractive proprietary products, including the Science Hotel;

•                  Breadth and Depth of Executive Talent — revenue per employee approximately three times comparable REITs and extremely strong senior management team;

•                  Strong Operating Margins — consistently strong operating margins, currently approximately 73%;

•                  Premium Locations — clustering of first-in-class properties in the strongest life sciences geographic sub-markets;

•                  Quality Tenant Base — 15 of ARE’s top 20 tenants are investment-grade entities or creditworthy private education or research institutions.  ARE currently has a tenant retention rate of approximately 85%, which is excellent compared to its peers;

•                  Branding and Reputation — landlord of choice in the life sciences industry;

•                  Commitment to Sustainability — LEED certification on new developments and achieve sustainable enhancements on existing operating facilities;

•                  International Diversification — expansion into Canada, the United Kingdom, India, and China; and

•                  Investor Relations — approximately 95% of ARE’s stock remains held by high-quality institutional investors.

Thus, based on both objective and subjective criteria over varying periods, ARE has had very solid performance that fully supports the compensation received by our CEO in 2010.

ISS misinterprets Mr. Marcus’s 2010 compensation when it asserts that most of his year-over-year pay increase was not due to performance.  ISS has drawn the wrong conclusions based on the wrong comparisons.  As disclosed in the Proxy Statement under “Compensation of Named Executive Officers for Services Performed in 2010, 2009, and 2008,” when stock awards are allocated by year of service, Mr. Marcus’s total direct compensation for 2010 decreased by approximately one-third from 2009 and by even more from 2008.  ARE believes aligning stock awards by year of service is the most accurate method for analyzing the success of ARE’s pay-for-performance philosophy.  The following chart from page 22 of ARE’s 2011 Proxy Statement accurately reflects Mr. Marcus’s year-by-year direct compensation:

Service Year	Salary ($)	Bonus ($)	Number of Stock Awards (#)		Stock Awards ($)(1)		Total Direct Compensation ($)(2)
2010	770,000	385,000	30,000		2,181,976		3,336,976
2009	500,000	770,000	60,000		3,803,417		5,073,417
2008	750,000	750,000	76,573	(3)	3,863,694	(3)	5,363,694

(1)                      The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification section 718 (“FASB ASC 718”). A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 12 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)                      Total direct compensation excludes amounts shown in Summary Compensation Table related to “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” (available in our 2011 Proxy Statement).  For each service year presented, excluded Total Direct Compensation consists principally of a capped $1,000,000 reimbursement of taxes actually paid relating to the vesting of restricted stock awards, which was disclosed under the “All Other Compensation” column in the Summary Compensation Table.

(3)                      Includes 16,573 shares of restricted stock aggregating approximately $992,815 in conjunction with the execution of Mr. Marcus’s Amended and Restated Executive Employment Agreement with the Company on December 31, 2008.

ISS also misinterprets other elements of Mr. Marcus’s 2010 compensation.  The 54% increase in Mr. Marcus’s base salary of $770,000 in 2010 from $500,000 in 2009 is misleading; his $500,000 base salary represented voluntary reduction, requested by Mr. Marcus himself because of the severe recession, of 33-1/3% from his base salary of $750,000 in 2008.  Thus, Mr. Marcus’s 2010 base salary was only $20,000 more (due solely to a cost-of-living adjustment) than his base salary in 2008. In addition, Mr. Marcus’s bonus of $385,000 in 2010 was less than in both 2009 ($770,000) and 2008 ($750,000).  The 20% increase in All Other Compensation was primarily due to ARE’s 2010 funding of a $230,000 benefit accrual for Mr. Marcus under the Cash Balance Pension Plan.  There was no such accrual under this Plan for Mr. Marcus in 2009 because of the severe recession.  ISS’s report also mentions that Mr. Marcus’s restricted stock compensation increased by 16.1% in 2010.  This figure is misleading, because the total restricted stock grants made in both 2009 and 2010 consist of performance-based compensation not only for the years in question but also for earlier years.  Thus, restricted stock grants made in any one year do not reflect compensation solely for that year’s performance.

2. Our CEO’s compensation is reasonable in relation to his and ARE’s performance and his unique skills and experience.

Based on ARE’s performance, as detailed above, and our Compensation Committee’s assessment of Mr. Marcus’s performance in 2010 and over his 14-year tenure, it is not surprising that Mr. Marcus’s 2010 total compensation falls in the top half of the companies ISS defines as our peers.  During the 14 years since its IPO, ARE has emerged as a unique company, providing a premium-priced, non-commodity product—high-quality, environmentally sustainable real estate, technical infrastructure, and services for the broad and diverse life science industry.  Client tenants include leading institutional (universities and independent non-profit institutions), pharmaceutical, biotechnology, medical device, product and service entities and government agencies.

Mr. Marcus’s unique combination of skills and experience make him exceptionally well suited to lead ARE.  Mr. Marcus’s tenure as CEO for the entire 14-year period since ARE’s IPO is longer than the CEOs of all but one of the other public REITs against which ARE regularly compares itself.

Below is a table comparing Mr. Marcus’s 2010 compensation to that of CEOs of a group of REITs against which we regularly compare ourselves.  The compensation data are extracted from the “Summary Compensation Table” in each company’s most recent proxy statement.  As stated above, ARE believes this figure overstates Mr. Marcus’s 2010 compensation because $3.8 million of his total reported compensation for 2010 was actually related to stock compensation for performance in 2009.  However, when Mr. Marcus’s SEC-defined compensation is viewed against these CEOs, it is clear that his 2010 compensation is not significantly above the peer median.

Alexandria Real Estate Equities, Inc.

CEO Compensation Comparison

Company	Total CEO Compensation in 2010
Boston Properties, Inc.	$8,095,066
Brandywine Realty Trust	$3,501,983
Digital Realty Trust, Inc.	$5,042,510
Douglas Emmett, Inc.	$9,918,682
Highwoods Properties, Inc.	$3,408,213
Parkway Properties, Inc.	$1,328,965
SL Green Realty Corp.	$24,840,351
Vornado Realty Trust	$9,940,955
Alexandria Real Estate Equities, Inc.	$8,531,580

MEDIAN	$8,095,066

3. Our CEO’s compensation package is heavily weighted toward at-risk elements rather than fixed or guaranteed amounts.

Our Compensation Committee delivers on its philosophy that our executives’ total annual cash compensation should vary with performance.  Indeed, as ISS itself acknowledges in its report, 75% of our CEO’s total pay in 2010, and 78% in 2009, was “at risk.” A portion of the CEO’s yearly bonus takes the form of a guaranteed retention payment.  In 2010, this was a small part of Mr. Marcus’s total compensation. In contrast to ISS’s “litmus test” approach, which labels guaranteed compensation a “problematic pay practice” regardless of magnitude, ARE views this modest fixed bonus as a reasonable component of Mr. Marcus’s total compensation package in light of his specialized skill set, the longevity with which he has served and ARE’s long- and short- term success during his tenure.

4. Both types of tax gross-up provisions are only in one legacy named executive officer contract; the excise tax gross-up may never be triggered, and the restricted stock vesting tax gross-up is capped at $1,000,000 as a reimbursement for taxes actually paid on vesting of restricted stock.

Currently, ARE has a restricted stock vesting tax gross-up in only one executive employment contract, the CEO’s.  This is a legacy provision dating from 2006.  It is capped at $1,000,000 per year and limited to reimbursement for taxes actually paid on vesting of restricted stock.  The CEO’s contract was last amended in 2008, and the Compensation Committee plans to reevaluate this portion of it in the coming year.

The excise tax gross-up provision in our CEO’s contract is also a legacy provision dating back to ARE’s IPO in 1997.  In addition, as disclosed in the Proxy Statement, the excise tax gross-up provision in our CEO’s contract would not have resulted in any compensation to our CEO or cost to ARE in any of the hypothetical termination situations analyzed in the Proxy Statement.

Conclusion

As detailed above, ARE believes strongly that its executive compensation arrangements, developed and overseen by its strong, independent and seasoned Compensation Committee, are fair and reasonable in light of ARE’s and our executives’ performance and firmly align our executives’ interests with those of our stockholders.  We appreciate your time and consideration on these matters and ask that you support the Board of Directors’ unanimous recommendation and vote “FOR” Proposal Three at our annual meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposal Three.